Exhibit 99.1
Rollins, Inc. Announces Closing of Secondary Public Offering of Common Stock
ATLANTA, November 12, 2025/PRNewswire/ -- Rollins, Inc. (NYSE: ROL) (“Rollins” or the “Company”) today announced the closing of the previously announced secondary public offering of 17,391,305 shares of its common stock, which included 2,608,695 shares sold pursuant to the underwriters’ exercise in full of an option (the “Offering”), by LOR, Inc. and Rollins Holding Company, Inc., two of the Company’s existing stockholders (together, the “Selling Stockholders”), at a price to the public of $57.50 per share.
Rollins did not sell any shares and did not receive any proceeds from the Offering.
In connection with the Offering, each of the Selling Stockholders entered into lock-up agreements for a period of 365 days from the pricing date of the Offering, during which time the Selling Stockholders will be restricted from engaging in certain transactions with respect to their shares of the Company’s common stock.
In addition, the Company completed the repurchase of 3,478,260 of the shares of common stock being offered in the Offering for approximately $200 million at the same per share price paid by the underwriter to the Selling Stockholders in the Offering.
Morgan Stanley is acting as sole bookrunner for the Offering.
The Offering was made pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on June 22, 2023. A final prospectus supplement relating to and describing the terms of the Offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to these securities may also be obtained by sending a request to: Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street 2nd Floor, New York, New York 10014.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Rollins, Inc.
Rollins, Inc. (ROL) is a premier global consumer and commercial services company. Through its family of leading brands, the Company and its franchises provide essential pest control services and protection against termite damage, rodents, and insects to more than 2.8 million customers in North America, South America, Europe, Asia, Africa, and Australia, with more than 20,000 employees from more than 800 locations. Rollins is parent to Aardwolf Pestkare, Clark Pest Control, Crane Pest Control, Critter Control, Fox Pest Control, HomeTeam Pest Defense, Industrial Fumigant Company, McCall Service, MissQuito, Northwest Exterminating, OPC Pest Services, Orkin, Orkin Australia, Orkin Canada, PermaTreat, Safeguard, Saela Pest Control, Trutech, Waltham Services, Western Pest Services, and more.

Contact
Investor Relations
InvestorRelations@rollins.com
(404) 888-2000
SOURCE Rollins, Inc.